Exhibit 99.3

Consent to Act as Director

June 12, 2025

Camerry New Material Tech Limited

Shouzhi Road, Songxia Town, Binhai Industrial Zone,

Changle District, Fuzhou City, Fujian Province

People’s Republic of China, 350217

Dear Sirs and Madams:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Camerry New Material Tech Limited, a Cayman Islands exempted company (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Youmei Chen
Name:	Youmei Chen (陈友梅)